Exhibit 10.1
THE GREENBRIER COMPANIES
NONQUALIFIED DEFERRED COMPENSATION PLAN
Amendment No. 1
     The Greenbrier Companies, Inc. (the “Company”) hereby adopts this Amendment No. 1 to The Greenbrier Companies Nonqualified Deferred Compensation Plan (the “Plan”) in order to permit participants in the Plan to defer receipt of shares of restricted stock issuable pursuant to awards made under the Company’s 2010 Stock Incentive Plan, or a successor stock-based incentive plan (the “Stock Incentive Plan”). This Amendment No. 1 amends the terms of the Adoption Agreement for the Plan executed on December 29, 2009.
     1. Definition of “Compensation”. Section 1.15(e) of the Adoption Agreement is amended by deleting the exclusion of Restricted Stock from the definition of Compensation eligible to be deferred under the Plan. Participants shall be permitted to elect to defer receipt of shares of restricted stock awarded under the Stock Incentive Plan, and shares of restricted stock issuable pursuant to awards of restricted stock units made under the Stock Incentive Plan. Stock dividends payable on shares of Restricted Stock deferred under the Plan shall be payable to the Trustee under the Plan and credited to Participants’ accounts under the Plan. Cash dividends payable on shares of Restricted Stock deferred under the Plan shall be paid directly to the Participant when declared and paid to shareholders, and shall not be deferred under the Plan or credited to Participants’ accounts under the Plan.
     2. Maximum Elective Deferral Amount. Section 2.02(A)(b) of the Adoption Agreement is amended to read as follows:
“(b) Maximum Elective Deferral amount: 50% of Base Salary, bonus and other cash Compensation. 100% of stock-based Compensation, including all stock-based awards made pursuant to the Company’s Stock Incentive Plan, whether paid in cash or Shares of Company stock .”
     3. Effective Date. This Amendment No. 1 shall be effective as of May 25, 2011. Except as hereby amended, the Plan shall remain in full force and effect.

THE GREENBRIER COMPANIES, INC.
By:	/s/ William A. Furman
Title: President and Chief Executive Officer

     This Amendment No. 1 to The Greenbrier Companies Nonqualified Deferred Compensation Plan was adopted and approved by the Compensation Committee of the Board of Directors on May 25, 2011.